                      ASPECT TELECOMMUNICATIONS CORPORATION

                                  EXHIBIT 11.1:

                 Statement Re: Computation of Earnings per Share

                    (in thousands, except per share amounts)

                                                Three Months Ended June 30,        Six Months Ended June 30,
                                                ---------------------------        -------------------------
                                                   1996             1995             1996             1995
                                                --------          ---------        -------          --------

Primary:
    Weighted average common shares
       outstanding during the period              21,098           20,590           21,039           20,526
    Common share equivalents:
       Dilutive effect of stock options            1,967            1,018            1,889            1,022
                                                 -------          -------          -------          -------

          Total                                   23,065           21,608           22,928           21,548
                                                 =======          =======          =======          =======


    Net income                                   $ 8,913          $ 5,833          $17,154          $10,982
                                                 =======          =======          =======          =======


    Primary earnings per share                   $  0.39          $  0.27          $  0.75          $  0.51
                                                 =======          =======          =======          =======

                      ASPECT TELECOMMUNICATIONS CORPORATION

                 Statement Re: Computation of Earnings Per Share

                    (in thousands, except per share amounts)

                                                     Three Months Ended June 30,       Six Months Ended June 30,
                                                     ---------------------------       -------------------------
                                                       1996             1995             1996             1995
                                                     -------          ----------       -------          --------

Fully Diluted:
    Weighted average common shares
       outstanding during the period                  21,098           20,590           21,039           20,526
    Common share equivalents:
       Dilutive effect of stock options                1,967            1,144            1,957            1,182
       Weighted average shares issuable
          upon assumed conversion of debt              2,830            2,830            2,830            2,830
                                                     -------          -------          -------          -------

          Total                                       25,895           24,564           25,826           24,538
                                                     =======          =======          =======          =======

Earnings:
    Net income                                       $ 8,913          $ 5,833          $17,154          $10,982
    Interest expense during the period on
       convertible subordinated debentures,
       net of tax                                        461              460              922              915
                                                     -------          -------          -------          -------
    Net income adjusted for
       fully diluted calculation                     $ 9,374          $ 6,293          $18,076          $11,897
                                                     =======          =======          =======          =======


Fully diluted earnings per share                     $  0.36          $  0.26          $  0.70          $  0.48
                                                     =======          =======          =======          =======